NEWS RELEASE December 30, 2005

Contact Kenn Entringer at Casey Communications, Inc., 314/721-2828.

Cass Information Systems (NASDAQ: CASS) Sells

Business Assets of St. Louis-Based Software Subsidiary,

Government e-Management Solutions (GEMS) Inc.,

to Harris Computer Systems

ST. LOUIS -- Cass Information Systems, Inc. (Nasdaq: CASS) has sold the business assets of a software subsidiary, Government e-Management Solutions, Inc. (GEMS), to Harris Computer Systems. (GEMS is owned by Cass Commercial Bank, another CASS subsidiary.)

Based in suburban St. Louis, GEMS provides proprietary financial, human resource and revenue management software to government entities nationwide. It employs approximately 70 people who offer complete conversion, installation, training, maintenance and support of its software at more than 200 sites -- the majority, mid-size municipalities.

GEMS is on pace to generate revenues of nearly $6 million in 2005, a 15% increase over the $5.2 million in revenues it generated in fiscal 2004. As for net income, the company lost $400,000 during the first nine months of 2005, compared to a net loss of $1.9 million in fiscal year 2004.

Headquartered in Ottawa, Ontario, Canada, Harris is a leading North American provider of financial management (FM) and customer information systems (CIS) solutions for local governments and utilities. Founded in 1976, Harris operates nine offices throughout North America and currently employs approximately 225 people.

The acquisition price was $7 million (U.S.) in cash, subject to post-closing fiscal year-end adjustments. Cass projects that the transaction will have a neutral net impact on fourth quarter and fiscal 2005 earnings.

According to Jeff Bender, Harris chief executive officer, GEMS will become an operating division within Harris and remain in its current office in St. Louis.

"We are excited about adding the GEMS product suite, its customers and employees to our company. GEMS and its employees have consistently focused on building long-term mutually beneficial relationships with customers -- a key attribute of our business model," Bender added. "We will provide our new customers with outstanding service and support, a number of very good options for the future and a lot of flexibility.  We believe in working with customers to address their specific needs and circumstances and do not believe in forcing our agenda.  The transaction will enable us to expand the sales channel available for the GEMS product suite and create an opportunity to significantly increase the size of the GEMS business unit."

"GEMS meshes perfectly with the Harris portfolio," said Lawrence A. Collett, Cass chief executive officer and chairman. "While our four-year stewardship of GEMS generated an overall positive outcome, the company was not a core element of our growth strategy. We believe that GEMS customers and employees will be in better hands with Harris given its exclusive focus on providing software solutions."

GEMS entered the government software business in January, 2001 when it acquired the assets of a predecessor company. Since then, GEMS has significantly expanded its product portfolio, and significantly increased the number of its installed sites.

Cass Information Systems is the nation's leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support businesses since 1956, pays over $15 billion annually in invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's reports filed from time to time with the Securities and Exchange Commission including the company's annual report on Form 10-K for the year ended December 31, 2004.

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Editor's note:

Cass Information Systems is based at 13001 Hollenberg Drive in St. Louis (Bridgeton), Mo. 63044.

Harris Computer Systems makes its headquarters at 1 Antares Drive, Suite 400 Ottawa, Ontario, Canada K2E 8C4

Government e-Management Solutions makes its headquarters at 121 Hunter Ave. in St. Louis (Ladue), Mo. 63124.